Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups
Our Liberty Interactive common stock is intended to reflect the separate performance of our Interactive Group which is comprised of our businesses engaged in video and on-line commerce, including our subsidiaries, QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC, Celebrate Interactive Holdings, Inc., CommerceHub and our interest in HSN, Inc. Our Liberty Ventures common stock is intended to reflect the separate performance of our Ventures Group which consists of all of our businesses not included in the Interactive Group including our consolidated subsidiary, TripAdvisor, Inc., and our interests in equity method investments of Expedia, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and available-for-sale securities Time Warner Inc. and Time Warner Cable Inc.
The following tables present our assets and liabilities as of March 31, 2014, revenue and expenses for the three months ended March 31, 2014 and 2013 and cash flows for the three months ended March 31, 2014 and 2013. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Interactive Group and the Ventures Group, respectively. The financial information in this Exhibit should be read in conjunction with our unaudited condensed consolidated financial statements for the three months ended March 31, 2014 included in this Quarterly Report on Form 10-Q.
Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group and the Ventures Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Interactive common stock and Liberty Ventures common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock and Liberty Ventures common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA
Interactive Group

	March 31, 2014	December 31, 2013
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$682	598
Trade and other receivables, net	$885	1,150
Inventory	$1,213	1,135
Investments in affiliates, accounted for using the equity method	$362	343
Total assets	$14,580	14,862
Long-term debt	$5,251	5,044
Deferred income tax liabilities	$1,151	1,208
Net assets attributable to the Interactive Group shareholders	$6,306	6,378

	Three months ended
	March 31,
	2014	2013
	amounts in millions
Summary operations data:
Revenue	2,447	2,434
Cost of sales	(1,566)	(1,553)
Operating expenses	(217)	(208)
Selling, general and administrative expenses (1)	(257)	(260)
Depreciation and amortization	(163)	(153)
Operating income (loss)	244	260
Interest expense	(77)	(84)
Share of earnings (losses) of affiliates, net	21	16
Realized and unrealized gains (losses) on financial instruments, net	1	13
Other income (expense), net	1	(40)
Income tax benefit (expense)	(70)	(58)
Net earnings (loss)	120	107
Less net earnings (loss) attributable to noncontrolling interests	10	12
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	110	95
______________________________________________

(1)	Includes stock-based compensation of $24 million for each of the three months ended March 31, 2014 and 2013.

SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)
Ventures Group

	March 31, 2014	December 31, 2013
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$802	658
Investments in available-for-sale securities and other cost investments	$1,466	1,497
Investments in affiliates, accounted for using the equity method	$882	894
Total assets	$10,241	9,984
Long-term debt, including current portion	$2,304	2,301
Deferred income tax liabilities, including current portion	$2,736	2,731
Net assets attributable to the Ventures Group shareholders	$527	558
Noncontrolling interests in equity of subsidiaries	$4,421	4,375

	Three months ended
	March 31,
	2014	2013
	amounts in millions
Summary operations data:
Revenue	$281	230
Operating expenses (1)	(48)	(36)
Selling, general and administrative expenses (1)	(132)	(106)
Depreciation and amortization	(69)	(77)
Operating income (loss)	32	11
Interest expense	(22)	(27)
Share of earnings (losses) of affiliates, net	(23)	(27)
Realized and unrealized gains (losses) on financial instruments, net	(26)	(86)
Other, net	7	2
Income tax benefit (expense)	22	73
Net earnings (loss)	(10)	(54)
Less net earnings (loss) attributable to noncontrolling interests	18	14
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$(28)	(68)
______________________________________________

(1)	Included in the Ventures Group statements of operations are the following amounts of stock-based compensation:

	Three months ended March 31,
	2014	2013
	amounts in millions
Operating expenses	$7	8
Selling, general and administrative expenses	11	10
	$18	18

BALANCE SHEET INFORMATION
March 31, 2014
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$682	802	—	1,484
Trade and other receivables, net	885	155	—	1,040
Inventory, net	1,213	—	—	1,213
Short term marketable securities	—	682	—	682
Other current assets	248	21	(159)	110
Total current assets	3,028	1,660	(159)	4,529
Investments in available-for-sale securities and other cost investments (note 2)	4	1,466	—	1,470
Investments in affiliates, accounted for using the equity method (note 3)	362	882	—	1,244
Property and equipment, net	1,203	69	—	1,272
Intangible assets not subject to amortization, net	8,393	5,290	—	13,683
Intangible assets subject to amortization, net	1,498	854	—	2,352
Other assets, at cost, net of accumulated amortization	92	20	—	112
Total assets	$14,580	10,241	(159)	24,662
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 7)	$50	(50)	—	—
Accounts payable	650	74	—	724
Accrued liabilities	651	95	—	746
Current portion of debt (note 4)	36	947	—	983
Deferred tax liabilities	—	1,056	(159)	897
Other current liabilities	176	60	—	236
Total current liabilities	1,563	2,182	(159)	3,586
Long-term debt (note 4)	5,251	1,357	—	6,608
Deferred income tax liabilities	1,151	1,680	—	2,831
Other liabilities	197	74	—	271
Total liabilities	8,162	5,293	(159)	13,296
Equity/Attributed net assets (liabilities)	6,306	527	—	6,833
Noncontrolling interests in equity of subsidiaries	112	4,421	—	4,533
Total liabilities and equity	$14,580	10,241	(159)	24,662

STATEMENT OF OPERATIONS INFORMATION
Three months ended March 31, 2014
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,447	—	2,447
Other revenue	—	281	281
Total revenue	2,447	281	2,728
Operating costs and expenses:
Cost of sales	1,566	—	1,566
Operating, including stock-based compensation (note 5)	217	48	265
Selling, general and administrative, including stock-based compensation (note 5)	257	132	389
Depreciation and amortization	163	69	232
	2,203	249	2,452
Operating income (loss)	244	32	276
Other income (expense):
Interest expense	(77)	(22)	(99)
Share of earnings (losses) of affiliates, net (note 3)	21	(23)	(2)
Realized and unrealized gains (losses) on financial instruments, net	1	(26)	(25)
Other, net	1	7	8
	(54)	(64)	(118)
Earnings (loss) before income taxes	190	(32)	158
Income tax benefit (expense)	(70)	22	(48)
Net earnings (loss)	120	(10)	110
Less net earnings (loss) attributable to noncontrolling interests	10	18	28
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$110	(28)	82

STATEMENT OF OPERATIONS INFORMATION
Three months ended March 31, 2013
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,434	—	2,434
Other revenue	—	230	230
Total revenue	2,434	230	2,664
Operating costs and expenses:
Cost of sales	1,553	—	1,553
Operating	208	36	244
Selling, general and administrative, including stock-based compensation (note 5)	260	106	366
Depreciation and amortization	153	77	230
	2,174	219	2,393
Operating income (loss)	260	11	271
Other income (expense):
Interest expense	(84)	(27)	(111)
Share of earnings (losses) of affiliates, net (note 3)	16	(27)	(11)
Realized and unrealized gains (losses) on financial instruments, net	13	(86)	(73)
Other, net	(40)	2	(38)
	(95)	(138)	(233)
Earnings (loss) from continuing operations before income taxes	165	(127)	38
Income tax benefit (expense)	(58)	73	15
Net earnings (loss)	107	(54)	53
Less net earnings (loss) attributable to noncontrolling interests	12	14	26
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$95	(68)	27

STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2014
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$120	(10)	110
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	163	69	232
Stock-based compensation	24	18	42
Cash payments for stock based compensation	(3)	(1)	(4)
Excess tax benefit from stock-based compensation	(8)	(11)	(19)
Share of losses (earnings) of affiliates, net	(21)	23	2
Cash receipts from return on equity investments	5	5	10
Realized and unrealized gains (losses) on financial instruments, net	(1)	26	25
Deferred income tax (benefit) expense	(49)	2	(47)
Other, net	1	—	1
Intergroup tax allocation	50	(50)	—
Intergroup tax payment	(225)	225	—
Changes in operating assets and liabilities
Current and other assets	178	(33)	145
Payables and other current liabilities	(59)	88	29
Net cash provided (used) by operating activities	175	351	526
Cash flows from investing activities:
Cash proceeds from dispositions	—	25	25
Investments in and loans to cost and equity investees	—	(18)	(18)
Capital expended for property and equipment	(41)	(47)	(88)
Purchases of short-term and other marketable securities	—	(310)	(310)
Sales of short term and other marketable securities	—	165	165
Other investing activities, net	(10)	2	(8)
Net cash provided (used) by investing activities	(51)	(183)	(234)
Cash flows from financing activities:
Borrowings of debt	1,551	2	1,553
Repayments of debt	(1,347)	(15)	(1,362)
Intergroup receipts (payments), net	2	(2)	—
Repurchases of Liberty common stock	(213)	—	(213)
Minimum withholding taxes on net settlements of stock-based compensation	(6)	(20)	(26)
Excess tax benefit from stock-based compensation	8	11	19
Other financing activities, net	(35)	—	(35)
Net cash provided (used) by financing activities	(40)	(24)	(64)
Net increase (decrease) in cash and cash equivalents	84	144	228
Cash and cash equivalents at beginning of period	598	658	1,256
Cash and cash equivalents at end period	$682	802	1,484

STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2013
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$107	(54)	53
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	153	77	230
Stock-based compensation	24	18	42
Cash payments for stock based compensation	(2)	(1)	(3)
Excess tax benefits on stock-based compensation	(3)	—	(3)
Share of losses (earnings) of affiliates, net	(16)	27	11
Cash receipts from return on equity investments	4	3	7
Realized and unrealized gains (losses) on financial instruments, net	(13)	86	73
Deferred income tax (benefit) expense	(27)	(192)	(219)
Other, net	11	—	11
Intergroup tax allocation	41	(41)	—
Changes in operating assets and liabilities
Current and other assets	259	(53)	206
Payables and other current liabilities	(390)	82	(308)
Net cash provided (used) by operating activities	148	(48)	100
Cash flows from investing activities:
Cash proceeds from dispositions	—	37	37
Investments in and loans to cost and equity investees	—	(38)	(38)
Capital expended for property and equipment	(50)	(9)	(59)
Purchases of short-term and other marketable securities	—	(707)	(707)
Sales of short term and other marketable securities	—	49	49
Other investing activities, net	(30)	(6)	(36)
Net cash provided (used) by investing activities	(80)	(674)	(754)
Cash flows from financing activities:
Borrowings of debt	1,383	4	1,387
Repayments of debt	(1,251)	(452)	(1,703)
Excess tax benefit from stock-based compensation	3	—	3
Minimum withholding taxes on net settlements of stock-based compensation	(5)	(6)	(11)
Intergroup receipts (payments), net	2	(2)	—
Repurchases of Liberty common stock	(252)	—	(252)
Other financing activities, net	(37)	—	(37)
Net cash provided (used) by financing activities	(157)	(456)	(613)
Effect of foreign currency rates on cash	(23)	—	(23)
Net increase (decrease) in cash and cash equivalents	(112)	(1,178)	(1,290)
Cash and cash equivalents at beginning of period	699	1,961	2,660
Cash and cash equivalents at end period	$587	783	1,370

Notes to Attributed Financial Information
(unaudited)

(1)
The Interactive Group is comprised of our consolidated subsidiaries QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and Celebrate Interactive Holdings LLC, CommerceHub and our interest in HSN, Inc. Accordingly, the accompanying attributed financial information for the Interactive Group includes the foregoing investments, as well as the assets, liabilities, revenue, expenses and cash flows of those consolidated subsidiaries. We have also attributed certain of our debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations attributed to each of the Interactive Group and the Ventures Group are described in note 4 below. In addition, we have allocated certain corporate general and administrative expenses among the Interactive Group and the Ventures Group as described in note 5 below.

The Interactive Group focuses on video and on-line commerce businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group.

The Ventures Group consists of all of our businesses not included in the Interactive Group including our consolidated subsidiary TripAdvisor, Inc. and our interests in equity method investments of Expedia, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and available-for-sale securities Time Warner Inc. and Time Warner Cable Inc. Accordingly, the accompanying attributed financial information for the Ventures Group includes these investments. In addition, we have attributed to the Ventures Group all of our senior exchangeable debentures (and related interest expense). See note 4 below for the debt obligations attributed to the Ventures Group.

Any businesses that we may acquire in the future that we do not attribute to the Interactive Group will be attributed to the Ventures Group.

(2)	Investments in available-for-sale securities, including non-strategic securities, and other cost investments are summarized as follows:

	March 31, 2014	December 31, 2013
	amounts in millions
Interactive Group
Other	$4	4
Total Interactive Group	4	4
Ventures Group
Time Warner Inc.	287	306
Time Warner Cable Inc.	750	741
TripAdvisor AFS securities	284	188
Other	145	262
Total Ventures Group	1,466	1,497
Consolidated Liberty	$1,470	1,501

(3)	The following table presents information regarding certain equity method investments:

				Share of earnings (losses)
	March 31, 2014			Three months ended March 31,
	Percentage ownership	Carrying value	Market value
				2014	2013
	dollar amounts in millions
Interactive Group
HSN, Inc.	38%	$311	1,196	22	20
Other	various	51	NA	(1)	(4)
Total Interactive Group		362		21	16
Ventures Group
Expedia, Inc.	18%	467	1,673	(6)	(20)
Other	various	415	NA	(17)	(7)
Total Ventures Group		882		(23)	(27)
Consolidated Liberty		$1,244		(2)	(11)

(4)	Debt attributed to the Interactive Group and the Ventures Group is comprised of the following:

	March 31, 2014
	Outstanding principal	Carrying value
	amounts in millions
Interactive Group
8.5% Senior Debentures due 2029	$287	285
8.25% Senior Debentures due 2030	504	501
1% Exchangeable Senior Debentures due 2043	400	422
QVC 7.5% Senior Secured Notes due 2019	769	761
QVC 3.125% Senior Secured Notes due 2019	400	399
QVC 7.375% Senior Secured Notes due 2020	500	500
QVC 5.125% Senior Secured Notes due 2022	500	500
QVC 4.375% Senior Secured Notes due 2023	750	750
QVC 4.850% Senior Secured Notes due 2024	600	600
QVC 5.95% Senior Secured Notes due 2043	300	300
QVC Bank Credit Facilities	124	124
Other subsidiary debt	145	145
Total Interactive Group debt	5,279	5,287
Ventures Group
4% Exchangeable Senior Debentures due 2029	439	284
3.75% Exchangeable Senior Debentures due 2030	438	276
3.5% Exchangeable Senior Debentures due 2031	359	316
0.75% Exchangeable Senior Debentures due 2043	850	1,067
TripAdvisor Debt Facilities	361	361
Total Ventures Group debt	2,447	2,304
Total consolidated Liberty debt	$7,726	7,591
Less current maturities		(983)
Total long-term debt		$6,608

(5)
Cash compensation expense for our corporate employees will be allocated between the Interactive Group and the Ventures Group based on the estimated percentage of time spent providing services for each group. On a semi-annual basis, estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group, which would require a more timely reevaluation of estimated time spent. Other general and administrative expenses will be charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts allocated from the Interactive Group to the Ventures Group were determined to be $2 million and $3 million for the three months ended March 31, 2014 and 2013, respectively. We note that stock compensation related to each tracking stock group is determined based on actual options outstanding for each respective tracking stock group.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)
The Liberty Interactive common stock and the Liberty Ventures common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group, if issued, are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty Interactive common stock or the approval of the holders of only Series A and Series B Liberty Ventures common stock.

At the option of the holder, each share of Series B common stock will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to the other group.

(7)	The intergroup payable (receivable) is primarily attributable to an allocation of intergroup income taxes payable from the Interactive Group to the Ventures Group.